 EXHIBIT 10.3

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN EXCLUDED WHERE ITS DISCLOSURE WOULD BE COMPETITIVELY HARMFUL.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) dated as of May 20, 2022 (the “Effective Date”) is made by and between Lexaria Hemp Corp., a US corporation with offices at #100 – 740 McCurdy Road, Kelowna, British Columbia, Canada V1X 2P7, Canada (the “LICENSOR”), and Premier Wellness Science Co., Ltd. a Japanese corporation with offices at Toranomon Hills Mori Tower 8F, Toranomon 1-23-1, Minato-ku, Tokyo, Japan, 105-6308 (together with its successors and assigns the “LICENSEE”). LICENSOR and LICENSEE are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS certain capitalized terms not otherwise defined below are defined in Exhibit D herein;

WHEREAS, LICENSEE is directly (or indirectly through a Partner, as further contemplated in Section 1) a) below) engaged in the business of developing, manufacturing, and selling consumer products for human use that incorporate cannabidiol and/or other minor, non-psychoactive cannabinoids, terpenoids or other constituents extracted from hemp that is substantially free of tetrahydrocannabinol (“THC”) pursuant to licenses issued by the authorities relevant in each and every geographic location referenced within this Agreement, pursuant to regulations promulgated thereby;

WHEREAS, LICENSOR has been issued a license from its parent company, being the indirect owner of certain intellectual property and technology related to, including but not limited to, the development, testing, and manufacturing process for hemp and/or CBD infused products (the “Technology”) and further has been issued the right to sublicense the Technology to parties who wish to utilize the Technology with respect to products that incorporate hemp and/or CBD; which Technology is more specifically described in Exhibit A and detailed batch records and formulation calculation spreadsheets that shall be provided by virtual data room (“VDR”) and/or email upon the execution of this License Agreement, by LICENSOR to LICENSEE;

WHEREAS, LICENSEE wishes to utilize the Technology of LICENSOR (which shall include any Licensor’s Improvements, as defined in Section 3) c)), and LICENSOR desires for LICENSEE to utilize the Technology with hemp ingredients generally regarded as being free of THC, but in any event containing no more than 0.01% THC to either: (i) create, manufacture and/or sell End Products as described in Exhibit B; or (ii) sublicense the Technology to third parties to create, manufacture and/or sell End Products, all as of the Effective Date, subject to the terms and conditions set forth herein. Such End Products shall only be distributed and/or sold by LICENSEE, a Partner or a 3rd Party Sublicensee, as defined in Section 1) a) below, in compliance with all applicable laws and licensing requirements within the Territory as is permitted by this Agreement or an addendum to this Agreement to sell or distribute the End Products;

WHEREAS, the End Products may not be exported from the Territory to any other global location without express written permission granted in advance from the LICENSOR and is subject to entering a separate licensing agreement or an addendum to this Agreement, and is always subject to availability among other LICENSOR considerations; and

WHEREAS, the Parties intend and desire for these recitals to be incorporated into the Agreement, and to be bound by any representations or obligations contained therein.

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NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

AGREEMENT

1)  License of Technology: Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE an exclusive (as defined in Section 2 below), non-transferable, sub-licensable, license to use the Technology, or sublicense the Technology, to develop, test, make, sell, offer for sale and distribute the End Products during the Term of this Agreement, subject to the limitations in subsection a) below. The LICENSEE acknowledges and agrees that the exclusivity of this license is subject to two historically issued licenses which authorize the use of DehydraTECH in products for sale within the Territory. Provided also that in the event that a Person acquires all of the issued and outstanding shares of LICENSEE, or all or substantially all of the assets of the LICENSEE, the LICENSEE shall be entitled to transfer all of its rights and obligations relating to this Agreement to such Person, and such Person is entitled to all of the rights and benefits of the LICENSEE under this Agreement solely with respect to LICENSEE branded End Products then being sold or produced by the LICENSEE and/or any currently active sublicense to a 3rd Party Sublicensee.

  a)  Ability to Sublicense: LICENSEE is expressly permitted to sublicense its license to use the Technology to a Partner, Related Entity or 3rd Party Sublicensee (all as defined in Exhibit D), provided that any such sublicense is consented to in writing by the LICENSOR in advance. For a period of twelve (12) months from the Effective Date (the “Initial Sublicense Term”), LICENSEE shall be limited to ten (10) aggregate sublicenses issued collectively to Partners, Related Entities or 3rd Party Sublicensees in the Territory. Upon completion of the Initial Sublicense Term, the LICENSEE and LICENSOR shall consider the limitation on the sublicenses and shall mutually agree on whether any increase to such number is appropriate. In addition, LICENSEE may also sublicense its license to a Person performing contract manufacturing for LICENSEE or any sublicensee (a “Contract Manufacturer”) provided that the LICENSOR provides its prior consent to the issuance of such sublicense. Any sublicense issued to a Contract Manufacturer shall form part of the aggregate ten (10) sublicenses during the Initial Sublicense Term that the LICENSEE is authorized to issue. Any sublicensee must agree in writing to all obligations of LICENSEE hereunder using the form provided in Exhibit E hereto, including those relating to confidentiality and non-use regarding both Parties’ Confidential Information. In the event that LICENSEE performs one or more of its obligations under this Agreement through any such Partner, Related Entity, 3rd Party Sublicensee or Contract Manufacturer, then LICENSEE shall at all times be responsible for the performance by such Partner, Related Entity, 3rd Party Sublicensee or Contract Manufacturer of LICENSEE’s obligations hereunder. The LICENSEE shall not have any additional rights to sublicense the license to use the Technology unless the LICENSOR provides its prior written approval to such sublicense.

  b) Other Products: The Parties agree that LICENSEE is not limited to production of the End Products defined herein, but that LICENSEE may develop, create and test new products and negotiate to obtain a license from the LICENSOR for new products subject to license availability from LICENSOR that are derived from or otherwise incorporate the Technology and such new products are only to be distributed and/or sold within the Territory and only after conditions applicable to a new license are met subject to Section 3 below.

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c) Active Substances: Nothing in this Agreement infers applicability of the Technology by LICENSEE for enabling active substance incorporation and potentiation in LICENSEE’s End Products, other than those End Products derived from hemp. LICENSEE is strictly prohibited from developing, manufacturing or selling, whether directly or indirectly, including through its Partner, in its Territory, any End Product that is classified as, or is deemed to be, a pharmaceutical product by a national health regulatory agency and has been approved for use for specific therapeutic indications and/or any End Product that bears a label making either a therapeutic or structure/function claim ascribed to the active substances derived from hemp or can only be provided to end users upon physician consultation. The LICENSEE is further prohibited from developing manufacturing or selling, whether directly or indirectly, including through its Partner in its Territory, any End Product that is marketed as the following types of products: (i) a fat soluble vitamin product for vitamins A, D, E, and/or K, whether in their natural or synthetic forms, (ii) a Non-Steroidal Anti Inflammatory (NSAID) product which contains acetaminophen, ibuprofen, acetylsalicylic acid, diclofenac, indomethacin, and piroxicam, or substances similar thereto; or (iii) a nicotine or nicotine analog; (iv) an antiviral drug; (v) a phosphodiesterase type 5 inhibitor; (vi) a hormone; or (vii) any other active substance not specifically named and allowed within this Agreement.

2) Exclusivity. LICENSEE will have the following rights to produce and sell the End Products perpetually, in the Territory using the Technology licensed pursuant to this Agreement, subject only to a mandatory compensation review and renegotiation (the “Fee Adjustment”) beginning March 1, 2027 and must be completed before August 15, 2027 (the “Renegotiation Period”).

a) In the Territory: Exclusive rights from the Effective Date allowing LICENSEE the exclusive ability to continue to manufacture the End Products directly or through its Related Entity or Partner in the Territory, or sublicense the Technology to a 3rd Party Sublicensee, subject only to the determination of the Fee Adjustment during each Renegotiation Period, and pursuant to the terms and conditions of this Agreement as per Section 4.

b) Severance Fee: LICENSEE may elect to end sales of the End Products at its sole discretion with a severance fee (“Severance Fee”) set forth in Exhibit C. If LICENSEE elects to end sales of the End Products, then any other licensing provision benefits for the LICENSEE with respect to the End Products also end at that time. Notwithstanding the foregoing, for a period of 6 months after such election is made, LICENSEE shall be permitted to sell End Products using the Technology in an attempt to sell all finished goods inventories pertaining to the Technology.

c) Labels and Advertising for LICENSEE Branded End Products: The LICENSOR shall grant a trademark license (the “Trademark License”), to the LICENSEE entitling the LICENSEE, subject to applicable law, to place on the label of each LICENSEE branded End Product that uses the Technology and/or on LICENSEE websites and/or social media describing each LICENSEE branded End Product, the Powered by Lexaria Bioscience word trademark and the associated pinwheel & leaf design trademark and, if there is available space, the DehydraTECH word mark (the “Lexaria Trademarks”) in the manner set forth in Exhibit C. Specifically prohibited is the use of the Lexaria Trademarks by any 3rd Party Sublicensee on their own branded End Products unless, such 3rd Party Sublicensee enters into a separate trademark license agreement with the LICENSOR.

3) Rights and Obligations Related to the Technology. Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

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a) LICENSOR Intellectual Property: LICENSOR, via its license from its parent company, retains its full, absolute, and complete rights to the Lexaria Trademarks and to all processes covered or described in all of the issued patents and patent applications filed prior to the date of this Agreement as listed in the attached Exhibit A, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (collectively “Licensor IP”), unless LICENSOR or its parent company allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other Person a license for use of the Licensor IP or from using the Licensor IP in any manner whatsoever, provided that such use is outside of the Territory.

b) LICENSEE Intellectual Property: Any intellectual property resulting solely from LICENSEE’s work, know-how, or development that does not include nor rely upon the Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

c) Improvements and Research:

i) LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSOR or any Related Entity of the LICENSOR, and such associated employees or others acting for LICENSOR’s or LICENSOR’s Related Entity’s behalf shall be owned solely by LICENSOR or such Related Entity of LICENSOR as designated by LICENSOR (in any such case the “Licensor Improvements”).

ii) LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSEE, its employees or a Partner, as defined by this Agreement, shall be owned by the LICENSEE (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect. If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements to validate LICENSEE’S claim to Licensee Improvements. Following receipt of notice of such Licensee Improvements, LICENSOR shall have the exclusive option during the Term of this Agreement to purchase or license from LICENSEE the Licensee Improvements for LICENSOR’s use upon mutually agreeable terms and conditions that the parties shall negotiate in good faith.

iii) Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by both LICENSOR AND LICENSEE shall be jointly owned intellectual property by LICENSOR AND LICENSEE.

iv) Improvements; Assignment: LICENSEE and LICENSOR hereby represent that all Partners, employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such Partners, employees or other Persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

v) Research: the Parties may choose to collaborate on research and development activities for mutual benefit. The determination to proceed with any joint research and development activities shall be determined on a case-by-case basis upon careful review of the merits of each project and the mutual consent by both Parties. Any data and/or results obtained from such collaborative research and development activities shall be held to the benefit solely of the Parties and shall not be used by one Party to the detriment of the other Party.

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vi) Improvements and Research; Confidential Information. All Improvements and Research shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

d) Inventions; Reporting:

i) Upon making any invention that does not include or rely upon the Technology neither the LICENSOR nor the LICENSEE (in either such case the “Inventor”) will have any obligation to share such information of the invention with the other Party or inform the other Party of said invention, and the Inventor retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to the Inventor.

e) Jointly Owned Intellectual Property: If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each Party shall be named as joint inventors.

i) Prosecution and Maintenance of Jointly Owned Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

ii) Jointly Owned IP Rights. LICENSOR grants to LICENSEE, and the Related Entities of LICENSEE an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR and the Related Entities of LICENSOR, an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP.

f) No Challenge. LICENSEE expressly acknowledges and agrees that all rights in and to the Licensor IP shall remain vested in LICENSOR, and LICENSEE shall not assert any rights to the Licensor IP except as otherwise provided in this Section 3.

g) Notice Requirements. To the extent required by applicable rules and regulations LICENSEE agrees that it will include such patent notices and other proprietary notices on all End Products or related materials that contain any Technology as may be reasonably required by regulators in order to give appropriate notice of all intellectual property rights therein or pertaining thereto.

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h) Quality Control.

i) LICENSEE agrees to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii) LICENSEE shall (a) ensure that all End Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the End Products and such related materials.

iii) Should the LICENSEE use the Lexaria Trademarks, the LICENSEE further agrees to comply with the requirements of subsections i) and ii) above with respect to the Lexaria Trademarks and further acknowledges that the LICENSOR shall have the right, upon 30 days’ written notice to LICENSEE, to require LICENSEE to provide LICENSOR, or LICENSOR’s nominee, with samples of the End Products for inspection or alternatively to allow for LICENSOR, or LICENSOR’s nominee, to attend the facility of LICENSEE for inspection of the End Products, all for the purposes of quality control.

i) Prosecution and Maintenance. LICENSOR, directly or indirectly, shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining, and maintaining the Lexaria Trademarks and the Technology (including Provisional Patent Applications and, if any, issued Patents). LICENSOR shall take such actions as it shall deem to be appropriate in its discretion in connection therewith and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

j) Infringement. If LICENSEE learns of any activity by a third party that might constitute an infringement of LICENSOR’s rights in any of the Technology, or if any third party asserts that LICENSEE’s use of the Technology constitutes unauthorized use or infringement, LICENSEE shall so notify LICENSOR.

k) Enforcement.

i) LICENSOR has the right, directly or indirectly, but not the obligation, to enforce its rights against any third-party infringement and to defend LICENSEE’s right to use the Technology and/or Lexaria Trademarks, if applicable. If LICENSOR prosecutes any alleged infringement of the Technology and/or Lexaria Trademarks, or defends LICENSEE’s right to use the Technology and/or Lexaria Trademarks, LICENSOR shall control such litigation and shall bear the expense of such actions. LICENSEE shall make all reasonable efforts to assist LICENSOR therewith, including joining such action as a party plaintiff or providing such evidence and expert assistance as LICENSEE may have within its control, with all costs for such cooperation to be borne by LICENSOR. LICENSOR shall retain the award of any damages in this case. If LICENSOR chooses to not enforce against an alleged infringement, LICENSEE may itself enforce LICENSOR’s rights (and its own rights as a licensee) in the Lexaria Trademarks and/or the Technology, with all costs to be borne by LICENSEE. LICENSEE shall retain the award of any damages in this case.

ii) LICENSOR, or LICENSOR nominee, has the right of examination of LICENSEE financial statements, production records, shipping and warehouse slips and statements if and as required to substantiate reported production and sales levels used to determine royalty levels. Any information provided to LICENSOR under this section is provided under strictest confidentiality and is subject to the confidentiality clauses of this Agreement.

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4) Term and Termination.

a) Term and Renewal. This Agreement shall take effect upon signing by both Parties and shall remain in effect perpetually, until one or more of the termination circumstances, as described in Section 4) b), occurs.

b) Termination. This Agreement and the licenses granted hereunder may be terminated as follows:

i) This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure of LICENSEE to pay any license fees for more than sixty (60) days after they become due; (ii) LICENSEE’s violation of the provisions of Sections 10 or 12 or LICENSEE’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSOR; (iii) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; or (iv) LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii) This Agreement may be terminated by LICENSEE by (i) written notice to LICENSOR in the event of material breach by LICENSOR of its obligations or representations and warranties under this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSEE;

iii) This Agreement may be terminated by either Party if a Fee Adjustment, as governed by the provisions associated with such Fee Adjustment as set out in Schedule C, has not been mutually agreed to within the Renegotiation Period.

iv) If LICENSEE terminates without cause or if the license is terminated by LICENSOR due to LICENSEE’s failure to pay any License Fees, LICENSEE acknowledges that it will be liable for the payment of a termination fee equal to all Territory Exclusivity License Fees and all Minimum Performance fees that would otherwise be due and payable in the (24) twenty-four months following LICENSEE termination (the “Termination Fee”).

c) Effect of Termination. Except as provided for in Section 5, LICENSEE’s payment obligations shall extinguish if this Agreement is terminated and LICENSEE must immediately cease and desist all utilization of the Technology and, if applicable, the Lexaria Trademarks, for any purpose whatsoever including to manufacture, distribute or sell End Products. Any sublicense entered into between LICENSEE and a 3rd Party Sublicensee, shall be assigned to LICENSOR and all payment obligations of the 3rd Party Sublicensee for the sublicense to the Technology shall be made directly to LICENSOR. Subject to the provisions of 4) d) below, LICENSEE may continue to distribute and sell End Products until all finished goods and raw materials inventory that pertain to the Technology have been sold and LICENSEE shall be obligated to pay LICENSOR any related License Fees (as defined in Section 5) for such sales.

d) Destruction or Delivery of Inventory. If the LICENSEE commits a material breach due to failure to pay any License Fees as set out in Exhibit C and further fails to cure such breach within sixty (60) days, LICENSOR has the right to require either (i) the destruction of all manufactured and unsold End Products and any ingredients prepared using the Technology for the purposes of creating End Products; or (ii) the delivery of all manufactured and unsold End Products and any ingredients prepared using the Technology for the purposes of creating End Products to the LICENSOR or a nominee of the LICENSOR. The LICENSOR shall have the further right to attend the facilities of the LICENSEE to witness such destruction of End Products and ingredients incorporating the Technology or to ensure that all such inventory has been delivered to the LICENSOR or the LICENSOR’s nominee, at the LICENSOR’s cost, or shall coordinate another method of validating such destruction or delivery with the LICENSEE.

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e) Survivability. This Agreement in its entirety survives and remains in force if either Party is acquired by any unknown third party. In the event that either Party negotiates any such sale or acquisition, then it shall form a part of any such sale or acquisition agreement, that this Agreement remains binding upon the third party that is the purchaser or acquirer.

f) Change of Control. In the event that LICENSEE is purchased as to 50.1% or more (a “Change of Control”) by any entity, this Agreement remains valid only in relation to those End Products that were in commercial production at the time of Change of Control. This Agreement grants no rights to any third party to utilize the benefits of the Technology for any products other than the End Products described within. All other terms and conditions of this Agreement remain in force if there is a Change of Control and also remain in force if there is a change of control as defined as the purchase of 50.1% or more of the equity of the LICENSOR by any single entity.

5) Compensation and Payment.

a) In consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay LICENSOR certain license fees as set forth in Exhibit C (collectively, the “License Fee”). The License Fee for a period shall be paid by LICENSEE to LICENSOR, in U.S. funds, by cheque or wire transfer of immediately available funds pursuant to the bank account identified by LICENSOR in advance of such payment. If LICENSEE materially breaches this Agreement, LICENSEE shall remain responsible for any License Fee payments due through the end of the calendar quarter during which such breach occurs. LICENSEE’s failure to pay any portion of the applicable License Fee or any reimbursable expenses when due will be a material breach of this Agreement by LICENSEE. If any payment due to LICENSOR under this Agreement is not paid within thirty (30) days following such Party’s written demand therefore, then such payment shall bear interest at the rate of one and one-half percent (1.5%) per month from the date such payment was originally due.

6) Right of First Refusal. For a period of three (3) years from the Effective Date, the LICENSOR shall provide the LICENSEE with a Right of First Refusal (“ROFR”) to the issue of any license for the Technology in the nations of the People’s Republic of China and the Republic of Korea (the “ROFR Nations”). The ROFR expires immediately if this Agreement is terminated for any reason or if the LICENSEE is deficient in the payment of any License Fee required under this Agreement. The ROFR shall be exercised in the following manner:

a) if the LICENSOR has negotiated the terms of a license to the Technology with a third party in a ROFR Nation, the LICENSOR shall provide the LICENSEE with notice of such potential license detailing the terms and conditions of the license and the associated payments for same (the “ROFR Notice”);

b) within fourteen (14) calendar days of receiving the ROFR Notice, the LICENSEE must advise the LICENSOR of its desire to exercise its ROFR and to agree to the terms of the license as outlined in the ROFR Notice or alternatively, to confirm that it will not be exercising its ROFR. A failure to respond within the fourteen (14) calendar days of receiving the ROFR Notice shall be deemed to be a confirmation by the LICENSEE that it will not be exercising its ROFR;

c) upon confirmation by the LICENSEE that it will be exercising its ROFR with respect to any ROFR Notice, the Parties agree to enter into a definitive license agreement formalizing the terms noted in the ROFR Notice within sixty (60) calendar days of such confirmation.

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7) Obligations.

a) Obligations of LICENSEE.

i) LICENSEE shall be solely responsible for all costs of producing the End Products, including raw materials and labor. LICENSEE acknowledges and agrees that it is solely responsible as applicable for (i) procurement of hemp extraction machinery, hemp, hemp oils, and other raw materials as required; (ii) compliance with all applicable laws relating to production and sale of hemp products; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of production and distribution facilities.

b) Obligations of LICENSOR.

i) Upon execution of this Agreement, LICENSOR shall make the Technology and any additional documents or materials not yet provided as described in Section 1, including standard operating procedures and study data, otherwise necessary to effectuate the license of the Technology contemplated herein available for LICENSEE.

ii) Upon request by LICENSEE, LICENSOR shall provide guidance on the procurement of the required equipment to effectively manufacture products enhanced with the Technology.

iii) Upon request by LICENSEE, LICENSOR shall provide LICENSEE with onsite or remote consultation, management services or marketing support in connection with LICENSEE’s implementation and use of the Technology (including Licensor Improvements) during the term of this Agreement, with reasonable costs and travel expenses paid for by LICENSEE.

8) Representations and Warranties.

a) Representations and Warranties of LICENSEE. LICENSEE represents and warrants to LICENSOR as follows:

i) LICENSEE is a corporation duly organized and in good standing under the laws of Japan;

ii) the execution, delivery and performance of this Agreement by LICENSEE has been duly authorized by all necessary action on the part of LICENSEE’s directors, managers and/or members and does not violate, conflict with, or require the consent or approval of any third party pursuant to any contract or legally binding obligation to which LICENSEE is subject;

iii) this Agreement constitutes the valid and binding obligation of LICENSEE enforceable against LICENSEE in accordance with its terms;

iv) LICENSEE is knowledgeable of the applicable laws and regulations of the Territory pertaining to the research, manufacture and distribution of the End Products, the use of hemp and CBD in the End Products and the use of the Technology and confirms that the LICENSEE is in compliance with such laws and regulations; and

v) before LICENSEE begins to distribute and sell the End Products which use the Technology, LICENSEE will possess all required licenses, permits or operating authorities necessary for its operations and the manufacture and sale of the End Products as hemp and/or CBD products and will be in compliance with all applicable laws and regulations.

b) Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE as follows:

i) LICENSOR is a corporation duly organized and in good standing under the laws of Delaware, United States at the time of entering this Agreement;

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ii) the execution, delivery and performance of this Agreement by LICENSOR has been duly authorized by all necessary action on the part of LICENSOR’s directors and officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to any state or local law or regulation applicable to LICENSOR or any contract or legally binding obligation to which LICENSOR is subject;

iii) this Agreement constitutes the valid and binding obligation of LICENSOR enforceable against LICENSOR in accordance with its terms; and

iv) the Licensor IP does not infringe any third-party rights.

9) Reliance. The LICENSEE acknowledges that the LICENSOR is relying on the representations and warranties of the LICENSEE in the provision of this license to the Technology.

10) Confidentiality. In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement and thereafter, each Party undertakes not to use or disclose and to otherwise keep confidential, any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of the other Party (in each instance, the “Confidential Information”) except to the extent required to perform each Party’s respective obligations under this Agreement. Without limitation of the foregoing, each Party will hold the other Party’s Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as such Party would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of the Confidential Information, including any notes, extracts, analyses or materials that would disclose the Confidential Information, solely to those of its employees who need to know the information for purposes of performing the respective Party’s obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, each Party shall immediately return all Confidential Information to the other Party and further the LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’s expense.

a) Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party’s possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party’s approval; or (f) is independently developed by the receiving Party without any use of Confidential Information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days’ prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b) Saving Provision. The Parties agree and stipulate that the agreements contained in this section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

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11) Injunctive Relief. The Parties agree any breach of this Agreement by LICENSEE shall cause LICENSOR immeasurable and irreparable harm and LICENSOR shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSOR may have at law or in equity. The Parties further agree any breach of this Agreement by LICENSOR shall cause LICENSEE immeasurable and irreparable harm and LICENSEE shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSEE may have at law or in equity.

12) Indemnification.

a) LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE’s production, distribution and/or sale of End Products, except as to any liability arising out of the proper use of the Technology.

b) LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

c) If a Party seeks indemnification (the “Indemnitee”), it shall give written notice to the other Party (the “Indemnitor”) promptly after the Indemnitee becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”), and in any event within 30 days, specifying in reasonable detail the factual basis of the Indemnified Claim and stating the amount of the damages (or if not known, a good faith estimate of the amount of damages).

d) In the event of receipt of notice of an Indemnified Claim arising out of the use of the LICENSOR’s Technology, the Indemnitor shall have the right to control and defend such Indemnified Claim, in such manner as it may reasonably deem appropriate. Should the Indemnitor decline to control and defend the Indemnified Claim, the Indemnitee shall have the right to control and defend the Indemnified Claim in such manner as it may deem appropriate. The controlling Party shall select counsel, contractors, experts and consultants of recognized standing and competence reasonably acceptable to the other Party, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. All Parties shall cooperate fully with the Party conducting the defense of any Indemnified Claim.

e) The Party controlling the defense of any Indemnified Claim shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Indemnified Claims subject to the following provisions. If the Indemnitor is controlling the litigation, Indemnitee must consent to any such settlement, such consent not to be unreasonably withheld. Indemnitee’s consent will be deemed unreasonably withheld unless the settlement would encumber any of its assets or contains any restriction or condition that would apply to the Indemnitee or to the conduct of its business. If the Indemnitee is controlling the litigation, it may not enter into a settlement or consent to an entry of judgment with respect to any Indemnified Claim without the express written consent of the Indemnitor, not to be unreasonably withheld.

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f) Indemnitor shall be responsible for paying any damages or settlement arising out of an Indemnified Claim. However, in the event Indemnitee pays such damages or settlement, Indemnitor shall reimburse Indemnitee within thirty (30) days of Indemnitee making such a payment.

13) Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY.

14) No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN, LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY END PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR END PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

15) Insurance. For the period of time required to cover its obligations hereunder, each Party will maintain third party provided insurance in types and amounts customary for the type of business it conducts, and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder. Further, LICENSEE will maintain product liability insurance reasonably adequate to cover any liabilities arising out of the sale and distribution of End Products. Upon a Party’s request, the other Party will provide to the requesting Party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Each Party shall notify the other Party in writing no less than thirty (30) days prior to the cancellation, termination or modification of the insurance coverage(s) described in the notifying Party’s insurance certificate(s). Nothing in this section shall in any way be construed to limit the liability of a Party under this Agreement.

16) Compliance with Laws. In connection with this Agreement, LICENSEE agrees to comply with all applicable laws, statutes and ordinances of any state, city, province, county or local governmental authority and each regulatory body with jurisdiction in which the LICENSEE sells End Products or sublicenses the Technology, that may be applicable to LICENSEE or any 3rd Party Sublicensee, its activities under this Agreement or the End Products.

17) Conformance with Regulations. The Parties acknowledge and agree that this Agreement, and the licensing of the Technology, is neither intended to convey any ownership interest in LICENSEE to LICENSOR nor grant LICENSOR any control over LICENSEE. In the event that any government body indicates otherwise with regards to this Agreement or any portion thereof, then the Parties shall promptly negotiate in good faith for a period of forty-five (45) days to modify this Agreement in order to conform to any guidance proffered by that authority. In the event the Parties cannot reach an agreement within forty-five (45) days’ notice by any authorized government body that this Agreement must be reformed, this Agreement shall terminate pursuant to Section 4 above, and the Parties shall thereafter have no further obligation to each other hereunder.

18) Employees; Agents; Representatives. Employees, agents and/or representatives, if any, of either Party, including LICENSEE’s Partner, who perform services for either Party pursuant to this Agreement shall also be bound by the provisions of this Agreement.

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19) Relationship of Parties. The legal relationship of the Parties is exclusively that of licensor and licensee and no employer-employee, principal-agent, partnership, franchise, agency, joint venture or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts on behalf of the other Party.

20) Successors; Assignment; Binding Agreement. Except as otherwise provided in this Agreement, LICENSEE may not assign or transfer its rights or delegate its obligations under this Agreement without LICENSOR’s prior written consent, provided that in the event that a Person acquires all of the issued and outstanding shares of LICENSEE, or all or substantially all of the assets of the LICENSEE, the LICENSEE shall be entitled to transfer all of its rights and obligations relating to this Agreement to such Person, and such Person is entitled to all of the rights and benefits of the LICENSEE under this Agreement solely with respect to LICENSEE branded End Products then being sold or produced by the LICENSEE. LICENSOR may freely assign this Agreement or any rights under this Agreement or delegate any duties under this Agreement without LICENSEE’s consent provided that the assignee agrees to assume all of LICENSOR’s obligations and liabilities hereunder. This Agreement inures to the benefit of, and shall be binding upon, the successors and assigns of the parties to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

21) Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

22) Notice. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand-delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, sent by email or some other form of telecommunication, or sent by overnight courier service and addressed as set forth below, or as amended by either Party, respectively, from time to time:

If to LICENSEE:

Premier Wellness Science Co., Ltd.

Toranomon Hills Mori Tower 8F

Toranomon 1-23-1, Minato-ku

Tokyo, Japan

105-6308

Att:  Shinji Hosoyama

shosoyama@p-wellnessscience.co.jp

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If to LICENSOR:

Lexaria Hemp Corp.

#100-740 McCurdy Rd

Kelowna, BC Canada V1X 2P7

Attn: Chris Bunka

cbunka@lexariabioscience.com

Fax:  250-765-2599

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a Party.

23) Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the Parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

24) Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party’s bankers, attorneys, or accountants or except as may be required by law. The LICENSOR agrees not to use the LICENSEE’s corporate name or product names, in any form, in any press release or other publication, without permission from the LICENSEE, except as provided below. The Parties understand and agree that LICENSOR may be compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement naming both Parties. If LICENSOR is compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement, LICENSOR will share its planned announcement with LICENSEE beforehand for LICENSEE’s review and approval, not to be unreasonably withheld or delayed, and it will also ensure that no compromise of the LICENSEE’s existing secret processes or intellectual property, nor of LICENSEE’s personal or private information occurs through this announcement.

25) Expenses. Each Party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

26) Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with the substantive laws of the Province of British Columbia, Canada without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted, the parties irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, Canada to resolve any disputes arising hereunder.

27) Dispute Resolution.

a) Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this section and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this section, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court in the Province of British Columbia, Canada.

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b) Equitable Remedies. Although the procedures specified in this section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

c) Dispute Resolution Procedures.

i) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected Party informed the other Party of such dispute, either Party may initiate mediation upon written notice to the other Party (“Notice Date”), the Parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the Parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either Party, the CPR shall appoint the mediator. The Parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the Parties reach a written settlement, (ii) the mediator notifies the Parties in writing that they have reached an impasse, (iii) the Parties agree in writing that they have reached an impasse, or (iv) the Parties have not reached a settlement within sixty (60) days after the Notice Date.

ii) Failure to Mediate. If the Parties fail to resolve the dispute through mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute, including by way of arbitration or a suit.

d) Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this section is intended to relieve LICENSEE from its obligation to make undisputed payments pursuant to Section 5 of this Agreement.

28) Attorneys’ Fees. In the event of any dispute between the Parties arising out of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorneys’ fees and costs.

29) No Interpretation Against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

30) Headings. The headings of sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

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31) Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

32) Survival. In addition to LICENSEE’s obligation to pay LICENSOR all amounts due hereunder, the Parties obligations under this Agreement shall survive expiration or termination of the Agreement only as expressly provided herein.

33) Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

34) Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

35) Further Assurances. Upon a Party’s reasonable request, the other Party shall, at requester’s sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

36) Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

“LICENSOR”		“LICENSEE”
LEXARIA HEMP CORP.		PREMIER WELLNESS SCIENCE CO., LTD.

By:	“John Docherty”	By:	“Shinji Hosoyama”
	John Docherty, President		Shinji Hosoyama, CEO

By:	“Chris Bunka”	By:	“Hiro Takeuchi”
	Chris Bunka, CEO		Hiro Takeuchi, Head of R & D

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EXHIBIT A - TECHNOLOGY

The Technology consists of:

(1)	all technical know-how and trade secrets in regard to the Licensor’s business and the use, manufacture or formulation of its patented technology;

(2)	the following patent applications, patents granted, and PCT International Patent Applications that are owned or controlled by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the patent applications (the “Licensed Patents”):

Granted Patents:

Issued Patent #	Patent Certificate Grant Date	Patent Family
US 9,474,725 B1	10/25/2016	Food and Beverage Compositions Infused With Lipophilic Active Agents and Methods of Use Thereof
US 9,839,612 B2	12/12/2017
US 9,972,680 B2	05/15/2018
US 9,974,739 B2	05/22/2018
US 10,084,044 B2	09/25/2018
US 10,103,225 B2	10/16/2018
US 10,381,440	08/13/2019
US 10,374,036	08/06/2019
US 10,756,180	08/25/2020
AU 2015274698	06/15/2017
AU 2017203054	08/30/2018
AU 2018202562	08/30/2018
AU 2018202583	08/30/2018
AU 2018202584	01/10/2019
AU 2018220067	07/30/2019
EP 3164141	11/11/2020
JP 6920197	07/28/2021
AU 2016367036	07/30/2019	Methods for Formulating Orally Ingestible Compositions Comprising Lipophilic Active Agents
JP 6963507	10/19/2021
MX 388 203 B	11/26/2021
AU 2016367037	08/15/2019	Stable Ready-to-Drink Beverage Compositions Comprising Lipophilic Active Agents
IN 365864	04/30/2021
JP 6917310	07/21/2021
AU 2019256805	03/03/2022	Compositions Infused with Nicotine Compounds and Methods of Use Thereof
US 11,311,554	04/26/2022	Compositions and Methods for Enhanced Delivery of Antiviral Agents

Multiple Pending Patents:

US, Australia, Canada, The European Union, China, Japan, Mexico, and India

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EXHIBIT B: END PRODUCT CATEGORIES

Product Line Name	Product Line Description Specifically EXCLUDED from all Product Categories is any/all right to produce, package or sell any product that has been expressly prohibited under 1 c) of the Agreement
Consumable Non-Liquid Products

Any product that can be produced in a solid oral format, including, but not limited to capsules, oral lozenges, food and candies; for further clarity, this product category includes powder or tablet products that are to be diluted into a liquid.

Consumable Liquids Products	Any READY TO CONSUME liquid products for consumption by way of ingestion.
Topical Skin Products	Any cream, oil, salve, gel, lotion, lip care preparation, cosmetic product, bath product, hair care product or similar consumer product designed to be delivered to and through human skin.

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EXHIBIT C

LICENSE FEE

Upon execution of this Agreement, LICENSEE shall pay to LICENSOR the License Fee as set forth below. The License Fee shall be paid in accordance with Section 5 of this Agreement.

(a) Territory Exclusivity License Fee. LICENSEE agrees to pay to LICENSOR an annual license fee of US$[**] per year commencing on the first anniversary of the Effective Date of the Agreement and payable in quarterly installments of US$[**] due net 30 days after said quarter with the first quarter commencing on September 1, 2023 and the first Territory Exclusivity License Fee payable net 30 days of November 30, 2023. for access to use the Technology everywhere in the Territory (“Territory License Fee”). The Territory License Fee may be waived, at the sole discretion of the LICENSOR, on or after the sixth anniversary of the Effective Date, provided that the LICENSEE, during the fifth year of this Agreement has consistently maintained a market share for its End Products equal to nine percent (9%) of the aggregate market share in the Territory for similar products.

(b) Usage Fee. For all End Products sold in the Territory AFTER the first anniversary of the Effective Date, LICENSEE agrees to pay quarterly to LICENSOR a usage fee (the “Usage License Fee”) commencing on the first anniversary of the Effective Date and continuing during the life of the Agreement equal to [**]% any earned annual gross Revenues under US$5,000,000 and [**1]% of any earned annual gross Revenues of US$5,000,000 or more from the sale of End Products, all as further defined in Exhibit D. LICENSEE agrees to pay the Usage License Fee for each product sold utilizing the Technology with each quarterly payment due net 30 days after said quarter with the first quarter commencing on September 1, 2023 and the first Usage License Fee payable net 30 days of November 30, 2023.

(c) Audit Rights. Upon at least thirty (30) days’ written notice, LICENSOR shall have the right, through an independent, certified accounting firm, to examine such records and books of account of LICENSEE as are necessary to verify the accuracy of the Usage License Fee and other payments of LICENSEE under this Agreement. Such right may be exercised only once during any twelve (12) month period. Such examination may be performed during normal business hours at LICENSEE’s major place of business or at such other place as may be agreed upon by the LICENSOR and LICENSEE. The accounting firm may make abstracts or copies of such books of account solely for its use in performing the examination. LICENSOR will require, prior to any such examination, such accounting firm to agree in writing that such firm will maintain all information, abstracts, and copies acquired during such examination in strict confidence and will not make any use of such material other than to confirm to LICENSOR the accuracy of LICENSEE payments hereunder. If an inspection of LICENSEE’s records by the accountant of LICENSOR shows that LICENSEE has paid more than required under this Agreement, any excess amounts will, at LICENSEE’s option, be promptly refunded or credited against future Usage License Fees. If an inspection of LICENSEE’s records by the accountant of LICENSOR shows that LICENSEE shows an under-reporting or underpayment by LICENSEE of any amount to LICENSOR, by more than one percent (1%) and less than five percent (5%) for any twelve (12) month period, any excess amounts will, at LICENSOR’s option, be promptly paid or debited against future Usage License Fees. However, if an inspection of LICENSEE’s records shows an under-reporting or underpayment by LICENSEE of any amount to LICENSOR, by more than five percent (5%) for any twelve (12) month period, then LICENSEE will reimburse LICENSOR for the reasonable cost of the inspection as well as pay to LICENSOR any amount found due within thirty (30) days of receipt of the results of such inspection.

____________________________

1 [**] this information has been redacted as it contains commercially sensitive information relating to royalties and fees.

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(d) Minimum Performance: LICENSEE agrees to a minimum sales performance clause. LICENSEE shall pay a minimum fee of US$16,875 per quarter until the first anniversary of the Effective Date, US$60,000 per quarter until the second anniversary of the Effective Date, US$150,000 per quarter until the third anniversary of the Effective Date and thereafter until the completion of the Renegotiation Period, US$332,500 per quarter (the “Minimum Fee”) to LICENSOR quarterly in arrears and net 30 days, even if LICENSOR has not caused to be manufactured sufficient End Products that quarter to justify the Usage License Fee. This Minimum Fee is non-refundable and the first Minimum Fee shall be payable for the quarter commencing on September 1, 2022 and ending on November 30, 2022. If the Usage License Fee totals more than this Minimum Fee in any given quarter AFTER the first anniversary of the Effective Date, then this Minimum Fee is waived for that quarter. Usage License Fees in excess of the Minimum Fee do not accrue for use in subsequent quarters.

(e) Fee Adjustment: the Fee Adjustment to be negotiated during the Renegotiation Period of this perpetual license shall be negotiated on mutually agreeable terms and on a best efforts basis. The competitive performance of the LICENSEE in the national Japanese marketplace will be the primary determinant of Fee Adjustment details, such that if market share penetration is high, Minimum Performance fees and/or Territory Exclusivity License Fees may be waived by the LICENSOR but are likely to be preserved or increased if LICENSEE is not achieving expected market share penetration. If the Parties are unable to reach agreement on the Fee Adjustment, then all existing terms of this Agreement will remain in place.

(f) Trademark License: the LICENSEE shall be issued a license for the use of the POWERED BY LEXARIA BIOSCIENCE word trademark and the associated pinwheel & leaf design trademark to be placed on the End Products, in the following manner, in a type size large enough to be readable by Persons with average vision:

The LICENSEE may also use, in addition to the above-noted trademarks, the LICENSOR’s word marks:

DehydraTECH

Powered by DehydraTECH

And the Licensor’s design mark:

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The LICENSEE shall not be permitted to make any variations to the LICENSOR’s trademarks, except as approved by LICENSOR. The LICENSEE agrees that all right, title and interest in and to any intellectual property resulting from the LICENSEE’s variations to the LICENSOR’s trademarks shall be assigned to the LICENSOR.

Additionally, LICENSEE shall have the right to access any experimental trial findings made by Lexaria Bioscience Corp., including any follow-on studies to its 2018 randomized, placebo-controlled, double-blinded European human clinical study regarding the effectiveness of the Technology on CBD absorption rates and associated cardiovascular benefits as published in the peer reviewed medical journal Advances in Therapy the (“Clinical Studies”). HOWEVER, NO RIGHT IS GIVEN FOR THE LICENSEE TO REFERENCE, CITE OR REPRODUCE THE CLINICAL STUDIES WITHOUT THE EXPRESS WRITTEN CONSENT OF THE LICENSOR OR LEXARIA BIOSCIENCE CORP.

(g) Tax Adjustments: LICENSEE and LICENSOR acknowledge that all fees payable pursuant to this Agreement, including, as applicable, the Territory License Fee, Usage License Fee, Termination Fee and Minimum Fee, may be subject to adjustment, as required, for the purposes of withholding any applicable taxes by the LICENSEE and/or repayment to the LICENSOR of any applicable taxes as required pursuant to any municipal, state, provincial or federal legislation.

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EXHIBIT D

CERTAIN DEFINITIONS

“3rd Party Sublicensee” means any party operating within the Territory who the LICENSEE wishes to issue a sublicense to the Technology for the purposes of such party creating, manufacturing and selling End Products under its own brand.

“Partner” means any Person who either directly resells LICENSEE’S products or manufactures products based on LICENSEE’s technology under the direction of the LICENSEE or a Related Entity and whose use of the Technology pursuant to a sublicense will be strictly for facilitating the LICENSEE’s rights and obligations under the Agreement.

“Person” means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature;

“Related Entity” means, with respect to a body corporate: (i) a Subsidiary of the body corporate, including a Subsidiary of a Subsidiary of the body corporate; or (ii) a Person that controls, directly or indirectly, the body corporate; or (ii) a Person that is controlled by the same Person that controls such body corporate;

“Revenues” means the gross revenue received by the LICENSEE from the sale, barter or trade of all End Products shipped to customers net of sales or value added taxes but specifically excluding income taxes; or the revenues received from any 3rd Party Sublicensee of the LICENSEE.

EXAMPLE ONLY:

“US$4.99 plus taxes”

LICENSOR 4% of Revenues US$0.20

“Subsidiary” means a corporation that is controlled directly or indirectly by another corporation

“Territory” means Japan

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EXHIBIT E

PARTNER OBLIGATIONS FORM

<<< Insert Name >>> (the “PARTNER”) agrees in writing to all obligations of Premier Wellness Science Co., Ltd. (the “LICENSEE”) as listed hereunder, including those relating to confidentiality and non-use regarding Confidential Information of both LICENSEE and LEXARIA HEMP CORP.(the “LICENSOR”). The PARTNER is prohibited from utilizing the formulation methodologies, techniques, specified ingredients therewith and processes accompanying this agreement and/or listed in Exhibit A of the Intellectual Property License Agreement effected between the LICENSEE and the LICENSOR, (together or individually, the “Technology”) in any form whatever that is not directly related to the production/sale of the specified LICENSEE’s End Products or in connection with their own End Products as a sublicensee of the LICENSEE, and may not use the Technology for any other purpose unless authorized in writing from the LICENSOR, in advance.

1. LICENSOR retains full, absolute, and complete rights to all processes covered or described in all of its issued patents and its patent applications filed prior to the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (“Licensor IP”), unless LICENSOR allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Except as expressly provided for herein, nothing in this Agreement or in the conduct of the LICENSEE or LICENSOR shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

2. Any intellectual property resulting solely from LICENSEE’s work, know-how, or development that does not include nor rely upon the Technology, Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

3. LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSOR, its employees or others acting solely on LICENSOR’s behalf shall be owned solely by LICENSOR (“Licensor Improvements”).

4. LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSEE, its employees or its PARTNER, as defined by this Agreement, shall be owned by the LICENSEE (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect (including any renewal terms) and LICENSOR agrees to negotiate in good faith terms of license renewal after the end of the Term of this Agreement and any renewal terms. If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements to validate LICENSEE’S claim to Licensee Improvements.

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5. Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by both LICENSOR and LICENSEE shall be jointly owned intellectual property by LICENSOR and LICENSEE.

6. Improvements Assignment. LICENSEE and LICENSOR hereby represent that all PARTNERs, employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such PARTNERs, employees or other persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

7. Improvements Confidential Information. All Improvements shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

8. Upon making any invention that does not include or rely upon the Technology neither the LICENSOR nor the LICENSEE (in either such case the “Inventor”) will have any obligation to share such information of the invention with the other Party or inform the other Party of said invention, and the Inventor retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to the Inventor.

9. If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each of LICENSEE and LICENSOR shall be named as joint inventors.

10. Jointly Owned IP Rights. LICENSOR grants to LICENSEE an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP.

11. LICENSEE agrees to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein. LICENSEE shall (a) ensure that all End Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the End Products and such related materials.

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12. At all times during the term of this Agreement (including any renewal term) and thereafter, each Party undertakes not use or disclose and to otherwise keep confidential, any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of the other Party (in each instance, the “Confidential Information”) except to the extent required to perform each Party’s respective obligations under this Agreement. Without limitation of the foregoing, each Party will hold the other Party’s Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as such Party would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of the Confidential Information, including any notes, extracts, analyses or materials that would disclose the Confidential Information, solely to those of its employees who need to know the information for purposes of performing the respective Party’s obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, each Party shall immediately return all Confidential Information to the other Party and further the LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’s expense.

13. This section does not apply to any information that: (a) is already lawfully in the receiving Party’s possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party’s approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days’ prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement

14. Employees, agents and/or representatives, if any, of either party, including LICENSEE’s PARTNER, who perform services for either party pursuant to this Agreement shall also be bound by the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement intending to be legally bound as of ______________________ ________, ______.

“LICENSEE”
PREMIER WELLNESS SCIENCE CO., LTD.

By:
Shinji Hosoyama

“LICENSOR”
LEXARIA HEMP CORP.

By:
<<< Insert Signatory Name >>>

“PARTNER”
<<< Insert Name >>>

By:
<<< Insert Signatory Name >>>

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